Exhibit 4.8
AMENDMENT NO. 1
NEWPARK RESOURCES, INC.
2006 EQUITY INCENTIVE PLAN
(As Amended and Restated Effective June 10, 2009)
     WHEREAS, Newpark Resources, Inc. (the “Company”) has previously established the Newpark Resources, Inc. 2006 Equity Incentive Plan (As Amended and Restated Effective June 10, 2009) (the “Plan”);
     WHEREAS, the Board of Directors of the Company desires to increase the number of shares of common stock authorized for issuance under the Plan from 5,000,000 to 8,000,000 shares (the “Plan Amendment”);
     WHEREAS, on March 8, 2011, the Board of Directors of the Company, pursuant to Section 17 of the Plan, approved the Plan Amendment, subject to stockholder approval; and
     WHEREAS, on June 9, 2011, the stockholders of the Company approved the Plan Amendment.
     NOW, THEREFORE, the Plan is hereby amended as follows:
     1. Section 4.1 of the Plan is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:
     “Section 4.1 Shares Subject to the Plan. The maximum number of Shares that may be issued in connection with Awards granted under the Plan is 8,000,000, and the number of Shares that are subject to Awards outstanding at any one time under the Plan may not exceed the number of Shares that then remain available for issuance under the Plan. The maximum number of Shares that may be issued in connection with Incentive Stock Options granted under the Plan is 8,000,000. The Company at all times shall reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares issued under the Plan may be either authorized and unissued shares or treasury shares.”
     2. Except as amended hereby, the Plan shall continue in full force and effect and the Plan and Plan Amendment shall be construed as one instrument.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 9th day of June, 2011.

ATTEST:	COMPANY
NEWPARK RESOURCES, INC.

/s/ Mark J. Airola	By:	/s/ Paul L. Howes
Secretary		Title: President and Chief Executive Officer